SECOND AMENDMENT to the
AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT

    THIS Second Amendment is made and entered into as of this April 1, 2021, to the Amended and Restated Fund Accounting Agreement (the “Agreement”), dated as of January 30, 2018, by and between GPS FUNDS I (“GPS I”), GPS FUNDS II (“GPS II”), SAVOS INVESTMENT TRUST (“SAVOS” and together with GPS I, GPS II referred to as the “Trust”), each separately and not jointly, and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the funds list on Exhibit A of the Agreement and to update the fee schedule on Exhibit B of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1. Effective immediately, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

2. Effective April 1, 2021, Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GPS FUNDS I		GPS FUNDS II
By:	/s/ Patrick Young	By:	/s/ Patrick Young
Name:	Patrick Young	Name:	Patrick Young
Title:	Vice-President	Title:	Vice-President

SAVOY INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC
By:	/s/ Patrick Young	By:	/s/ Jeanine M. Bajczyk
Name:	Patrick Young	Name:	Jeanine M. Bajczyk
Title:	Vice-President	Title:	Sr. Vice President

Exhibit A to the Amended and Restated Fund Accounting Servicing Agreement

Separate Series of GPS Funds I

GuideMark Large Cap Core Fund
GuideMark Emerging Markets Fund
GuideMark Small/Mid Cap Core Fund
GuideMark World ex-US Fund
GuideMark Core Fixed Income Fund

Separate Series of GPS Fund II

GuidePath Growth Allocation Fund
GuidePath Conservative Allocation Fund
GuidePath Tactical Allocation Fund
GuidePath Absolute Return Allocation Fund
GuidePath Multi-Asset Income Allocation Fund
GuidePath Flexible Income Allocation Fund
GuidePath Managed Futures Strategy Fund
GuidePath Conservative Income Fund
GuidePath Income Fund
GuidePath Growth and Income Fund

Separate Series of Savos Investment Trust

Savos Dynamic Hedging Fund

Exhibit B
to the Fund Accounting Servicing Agreement

GPS Funds I & GPS Funds II & Savos**– Fund Accounting Services Fee Schedule – April 2020
Annual fund accounting fee based upon average net assets for the combined trusts:
•[ ] basis points on the first $[ ]
•[ ] basis points on the next $[ ]
•[ ] basis points on the balance
Minimum annual fee*: $[ ] for the aggregate of the funds ([ ] funds).The monthly fee that is charged is the greater of the fee based upon assets or the minimum fee.

Minimum annual fee – [ ] for Savos Fund

Multiple Class Fee* - $[ ] annually for each class beyond the first class (waived during the first [ ] months of operations and tiered as listed below for months [ ] through [ ]).

*The minimum $[ ] is waived for each new fund during the first [ ] months of operations. After the first [ ] months, the following tiered minimum annual fee schedule applies during months [ ] through [ ] of operations:

[ ] % of the minimum annual fee in months [ ], [ ] & [ ]
[ ] % of the minimum annual fee in months [ ], [ ] & [ ]
[ ] % of the minimum annual fee in months [ ], [ ] & [ ]
 [ ] % of the minimum annual fee in month [ ] and beyond

Additional fee of $[ ] for a Controlled Foreign Corporation (CFC).

All schedules subject to change depending upon the use of unique security types requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Services: $[ ] per GPS trust per year. $[ ] per Savos trust per year.

Conversion estimate – [ ] month’s fee (if necessary)

Data Services
Pricing services
•$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
•$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
•$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
•$[ ] – Interest Rate Swaps, Foreign Currency Swaps
•$[ ] – Bank Loans
•$[ ] – Swaptions
•$[ ] – Intraday money market funds pricing, up to [ ] times per day
•$[ ] – Credit Default Swaps
•$[ ] per Month Manual Security Pricing (>[ ]per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees

Corporate Action and Factor Services (security paydown)
$[ ] /Foreign Equity Security per Month
$[ ] /Domestic Equity Security per Month
$[ ] / CMOs, Asset Backed, Mortgage Backed Security per Month

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

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